Exhibit 10.6

MONARCH COMMUNITY BANCORP, INC.

2014 STOCK COMPENSATION PLAN

1. Purpose; Effectiveness of the Plan

(a) The purpose of this Plan is to advance the interests of Monarch Community Bancorp, Inc. (“the Company”) and its shareholders by helping the Company and its Subsidiaries attract and retain the services of employees, officers and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging Stock ownership by such employees, officers and directors and aligning their interests with those of stockholders.

(b) This Plan will become effective on the date of its adoption by the Board. This Plan will remain in effect until it is terminated by the Board under Section 12 hereof, except that no Options or Restricted Stock will be granted after the tenth anniversary of the date of this Plan’s adoption by the Board.

2. Definitions. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Stock Option Agreements, Restricted Stock Agreements or Stock Appreciation Rights Agreements entered into pursuant to this Plan:

(a) “1934 Act” means the federal Securities Exchange Act of 1934, as amended.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, in the context of termination of status as an Eligible Participant:

(i)	the Eligible Participant engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to the Company or any of its Subsidiaries, any repeated violations of a policy of the Company or any of its Subsidiaries after being warned in writing by the Board and/or a senior officer not to violate such policy, any single violation of a policy the Company or any of its Subsidiaries if such violation materially and adversely affects the business or affairs of the Company or any of its Subsidiaries, or a direction or order of the Board and/or one of the Eligible Participant’s senior officers;

(ii)	the Eligible Participant engages in a breach of fiduciary duty or act of dishonesty involving the affairs of the Company or any of its Subsidiaries;

(iii)	the Eligible Participant is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable State or Federal law;

(iv)	the Eligible Participant commits a material breach of his obligations under a written agreement between the Company and the Eligible Participant;

(v)	the Eligible Participant fails to perform his duties to the Company and any of its Subsidiaries with the degree of skill, care or competence expected by the Board and/or the Eligible Participant’s senior officers.

(d) A “Change in Control” of the Company shall have occurred:

(i)	(A) if any person (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company; or (B) the individuals who were members of the Board of Directors of the Company on the Effective Date (the “Current Board Members”) cease for any reason (other than the reasons specified in Subsection 2(d)(ii) below) to constitute a majority of the Board of the Company or its successor; however, if the election or the nomination for election of any new director of the Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 2(d), be considered a Current Board Member; or (C) the Company’s shareholders approve (1) a merger or consolidation of the Company and the shareholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(ii)	Notwithstanding and in lieu of Section 2(d)(i), a Change of Control will not be deemed to have occurred: (A) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of Company or any of its Subsidiaries, or (2) any person pursuant to the will or trust of any existing shareholder of the Company, or who is a member of the immediate family of such shareholder, or (3) any corporation which, immediately prior to or following such acquisition, is owned directly or indirectly by persons who were shareholders of the Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; or (B) if the Optionee, Restricted Stockholder or Stock Appreciation Right Holder agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of the Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

(f) “Committee” means the Board of Directors of the Company.

(g) “Company” means Monarch Community Bancorp, Inc., a Maryland corporation and its successor or successors.

(h) “Company Performance Criteria” means such financial performance criteria of the Company or its Subsidiaries as the Committee may designate including Stock price, return on assets, return on equity, return on capital, earnings per share, net income, net operating income, revenue, expenses, net interest margin, burden ratio, efficiency ratio and total shareholder return.

(i) “Designated Performance Criteria” means any criteria, including Company Performance Criteria, as the Committee may deem to be appropriate.

(j) “Disability” has the same meaning as “permanent and total disability,” as defined in Section 22(e)(3) of the Code.

(k) “Eligible Participants” means persons who, at a particular time, are employees, officers or directors of the Company or its Subsidiaries.

(l) “Fair Market Value” means, with respect to Restricted Stock and Option Stock as of the date in question, the market price per share of such Stock determined in a manner consistent with the requirements of Section 422 of the Code and to the extent consistent therewith:

(i)	if the Stock was traded on a national stock exchange as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported by the applicable composite transactions report for such date or, if no trading occurred on the applicable exchange for that date, for the latest trading date prior to such date.

(ii)	if the Stock was traded on any other established market as of the date in question, then the Fair Market Value will be equal to the average of the high and low prices reported over such trading period that the Committee determines appropriately reflects the value of Stock; or

(iii)	if the Committee determines that neither of the foregoing provisions is adequate, then the Fair Market Value will be determined in good faith by the Committee, which may, in its discretion, utilize the most recent independent valuation of Stock obtained by the Company for Stock held in an employee benefit plan of the Company.

(m) “NSO” means any Option granted under this Plan whether designated by the Committee as a “non-qualified stock option,” a “non-statutory stock option” or otherwise. No options granted under this Plan shall be considered an Incentive Stock Option, as defined by Code Section 423.

(n) “Option” means a right granted pursuant to this Plan entitling the Optionee to acquire shares of Stock issued by the Company.

(o) “Option Agreement” means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Options hereunder.

(p) “Option Price” with respect to any particular Option means the exercise price at which the Optionee may acquire each share of the Option Stock called for under such Option.

(q) “Option Stock” means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

(r) “Optionee” means an Eligible Participant to whom an Option is granted hereunder, and any transferee of such Option received pursuant to a Transfer authorized under this Plan.

(s) “Plan” means this Monarch Community Bancorp, Inc. 2014 Stock Compensation Plan, as the Plan may be amended from time-to-time.

(t) “Restricted Stock” means Stock issued or issuable by the Company which is subject to the restrictions imposed in Section 7 of this Plan.

(u) “Restricted Stock Agreement” means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Restricted Stock hereunder.

(v) “Restricted Stockholder” means an Eligible Participant to whom any Restricted Stock is issued hereunder, and any transferee of such Stock received pursuant to a Transfer required by law.

(w) “SAR Value” means, with respect to any particular Stock Appreciation Right, the value of a share of Stock as stated in the SAR Agreement, which may equal the Fair Market Value of a share of Stock, the book value of a share of Stock, or such other amount determined by the Committee.

(x) “Stock” means shares of the Company’s common stock.

(y) “Stock Appreciation Right” means a right to receive cash granted pursuant to Section 8.

(z) “Stock Appreciation Right Agreement” means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Stock Appreciation Rights hereunder.

(aa) “Stock Appreciation Right Holder” means an Eligible Participant to whom a Stock Appreciation Right is granted hereunder, and any transferee of such Stock Appreciation Right received pursuant to a Transfer authorized under this Plan.

(bb) “Subsidiary” has the same meaning as “Subsidiary Corporation” as defined in Section 424(f) of the Code.

(cc) “Transfer,” with respect to Option Stock, Restricted Stock and Stock Appreciation Rights, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Option Stock, Restricted Stock or Stock Appreciation Rights, including without limitation an assignment for the benefit of creditors of the Optionee, Restricted Stockholder or Stock Appreciation Right Holder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock, Restricted Stock or Stock Appreciation Rights or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of Option Stock, Restricted Stock or Stock Appreciation Rights are transferred or awarded to the spouse of the Optionee, Restricted Stockholder or Stock Appreciation Right Holder or are required to be sold, or a transfer resulting from the filing by the Optionee, Restricted Stockholder or Stock Appreciation Right Holder of a petition for relief, or the filing of an involuntary petition against such Optionee, Restricted Stockholder or Stock Appreciation Right Holder under the bankruptcy laws of the United States or of any other nation.

3. Eligibility. Options, Restricted Stock and Stock Appreciation Rights may be granted under this Plan only to persons who are Eligible Participants as of the time of such grant.

4. Administration

(a) Administration by the Committee. The Committee will administer this Plan, but may delegate such powers or duties to employees of the Company or its Subsidiaries, as it deems appropriate.

(b) Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company’s articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

(i)	to select and approve the persons to whom Options will be granted under this Plan from among the Eligible Participants and the number shares of Stock subject to such Options;

(ii)	to select and approve the persons to whom Restricted Stock be issued under this Plan from among the Eligible Participants and the number shares of Restricted Stock to be so issued;

(iii)	to select and approve the persons to whom Stock Appreciation Rights will be granted under this Plan and the number of shares of stock upon which such Stock Appreciation Rights shall be based;

(iv)	to determine the period or periods of time during which Options may be exercised or become exercisable, the Designated Performance Criteria on which the Option Price or exercisability may be dependent, the Option Price and the duration of such Options, the date on which Options are granted, and other matters to be determined by the Committee in connection with specific Option grants and Option Agreements as specified under this Plan;

(v)	to determine the period or periods of time during which the Restricted Stock may vest, the Designated Performance Criteria on which vesting may be dependent, the date on which shares of Restricted Stock are awarded and other matters to be determined by the Committee in connection with specific issuances of Restricted Stock and Restricted Stock Agreements as provided in this Plan;

(vi)	to determine the period or periods of time during which Stock Appreciation Rights may be exercised or become exercisable, the Designated Performance Criteria on which vesting may be dependent, the date on which Stock Appreciation Rights are awarded, the SAR Value, the duration of such Stock Appreciation Rights, and other matters to be determined by the Committee in connection with specific grants of Stock Appreciation Rights and Stock Appreciation Right Agreements as provided in this Plan; and

(vii)	to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

(c) Designation of Options. All Options under this Plan shall be designated as NSO’s.

(d) Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Optionee and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

(e) Restricted Stock Agreements. Unless otherwise determined by the Committee, Restricted Stock will be issued hereunder only upon the execution and delivery of a Restricted Stock Agreement by the Restricted Stockholder and a duly authorized officer of the Company. Restricted Stock will not be deemed issued merely upon the authorization of such issuance by the Committee.

(f) Stock Appreciation Right Agreements. Stock Appreciation Rights will be granted hereunder only upon the execution and delivery of a Stock Appreciation Right Agreement by the Stock Appreciation Right Holder and a duly authorized officer of the Company. Stock Appreciation Rights will not be deemed granted merely upon the authorization of such grant by the Committee.

5. Shares Reserved for Options and Restricted Stock. Subject to Sections 9 and 12 of this Plan, the aggregate number of shares of Option Stock and Restricted Stock that may be issued and outstanding pursuant to the exercise of Options and granting of Restricted Stock under this Plan (the “Option and Restricted Stock Pool”) will not exceed 860,000 shares. The total number of shares of Option Stock and Restricted Stock that may be granted to an Eligible Participant over the term of this Plan will not exceed 860,000 shares. Shares of Option Stock withheld as payment of an Option Price as described in subsection 6(e) by the Company and shares of Restricted Stock that may be forfeited, as described in subsection 7(c) may be added back into the Option and Restricted

Stock Pool and reissued. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired may also be added back into the Option and Restricted Stock Pool to be available for issuance.

6. Terms of Stock Option Agreements. Each Option granted pursuant to this Plan will be evidenced by an Option Agreement between the Company and the Eligible Participant to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Without limiting the foregoing, the following terms and conditions will be considered a part of each Option Agreement (unless otherwise stated therein):

(a) Covenants of Optionee. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Optionee any right with respect to the continuation of his or her status as an employee, officer or director of the Company or its Subsidiaries.

(b) Option Vesting Periods. Except as otherwise provided herein, each Option Agreement will specify the period or periods of time within which each Option or portion thereof will first become exercisable (the “Option Vesting Period”). An Option Agreement may also specify Designated Performance Criteria which must be satisfied within the Option Vesting Period. Such Option Vesting Period will be determined by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion.

(c) Exercise of the Option.

(i)	Mechanics and Notice Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Options to be exercised, the date of the grant of the Option or Options to be exercised, the exercise price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Optionee after exercise, and the method of payment. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Optionee of the amount of the Option Price and withholding taxes due, if either or both is applicable. Payment of any amounts owing shall be due immediately upon receipt of such notice.

(ii)

Withholding Taxes. As a condition to the issuance of shares of Option Stock upon exercise of an Option granted under this Plan, the Optionee will pay to the Company in cash, through cashless exercise as described in subsection 6(e), or in such other form as the Committee may determine in its discretion, the amount of the Company’s tax withholding liability, if any, associated with such exercise. The Committee may prescribe a specific method of payment of such withholding, in its discretion. For purposes of this subsection 6(c)(ii), “tax withholding liability” will mean all federal and state income taxes, social security tax, Medicare tax and any other taxes applicable to the income arising from the transaction required by applicable law to be withheld by the Company.

(d) Payment of Option Price. Each Option Agreement will specify the Option Price, with respect to the exercise of Option Stock granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage of Fair Market Value at the time of the grant, or such other method as determined by the Committee in its discretion. The Option Price will be payable to the Company in United States dollars in cash or by check or, such other legal consideration as may be approved by the Committee, in its discretion.

(e) Cashless Exercise. Optionee may pay all or a portion of the Option Price, and/or the tax withholding liability set forth in subsection 6(c)(c)(ii) above, if applicable, with respect to the exercise of an Option by (i) surrendering shares of Stock already owned by such Optionee; (ii) withholding of shares of Option Stock provided that, in the case of withholding shares of Option Stock to pay for the all or a portion of the Option Price and if required by the Committee in its discretion, the Optionee attests to ownership of shares of Stock in a form acceptable to the Committee which shall include a statement that, at the time of exercise, the shares have been owned by the Optionee for a period of 6 months (or such other period that the Committee determines appropriate); or (iii) irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. To the extent Option Stock is withheld for tax withholding purposes, the applicable percentage of tax withholding liability shall be the percentage equal to the employer’s minimum statutory withholding rate (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable income realized upon exercise of Options). To the extent that Option Stock is withheld pursuant to subparagraphs (i) or (ii) above, the Fair Market Value of surrendered Stock or withheld Option Stock must be equal to the corresponding portion of such Option Price and/or tax withholding liability, as the case may be, to be paid for therewith.

(f) Notice of Disqualifying Disposition. In the event of a Disqualifying Disposition, the Optionee will promptly give written notice to the Company of such disposition including information regarding the number of shares involved, the exercise price of the underlying Option through which the shares were acquired and the date of the Disqualifying Disposition.

(g) Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Option granted therein will be exercisable, not to exceed ten years from the date of grant (the “Option Period”).

(i)	NSOs. To the extent not previously exercised, each NSO will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each NSO will terminate, if earlier: (a) immediately upon the cessation of status as an Eligible Participant due to Cause; (b) 90 days after the date that the Optionee ceases to be an Eligible Participant for any reason, other than Cause, death or Disability; or (c) one year after the date the Optionee ceases to be an Eligible Participant by reason of such person’s death or Disability.

(ii)	Effect of Change in Control. Notwithstanding any other provision of this Plan, each Option that has not yet become fully exercisable will become fully exercisable upon the effective date of a Change in Control of the Company.

(h) Transferability of Options. NSOs will be subject to Transfer by the Optionee only by will or the laws of descent and distribution or, at the discretion of the Committee, by direct gift to or for the benefit of the Optionee’s Immediate Family (including, without limitation, to a trust for the benefit of the Optionee’s Immediate Family or to a partnership or limited liability company for one or more members of the Optionee’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean the Optionee’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Optionee).

(i) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by an Optionee, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise an Option, to Transfer an Option or to Transfer Option Stock, will be further subject to such requirements that at any time the Committee reasonably imposes, in its discretion, including, but not limited to, a determination that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting or Transfer of such Option or the purchase or the Transfer of shares of Option Stock, and the Option may not be exercised or Transferred, in whole or in part, or that the Option Stock may not be purchased or Transferred unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

(j) Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 6.(j) have been complied with.

(k) Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

7. Terms of Restricted Stock Agreements. Each issuance of Restricted Stock pursuant to this Plan will be evidenced by a Restricted Stock Agreement between the Company and the Eligible Participant to whom such Restricted Stock is to be issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Each Restricted Stock Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

(a) Covenants of Restricted Stockholder. Nothing contained in this Plan, any Restricted Stock Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Restricted Stockholder any right with respect to the continuation of his or her status as an employee or officer of the Company or its Subsidiaries.

(b) Restricted Stock Vesting Periods. Except as otherwise provided herein, each Restricted Stock Agreement may specify the period or periods of time within which shares of Restricted Stock will no longer be subject to the restrictions imposed under this Plan or any Restricted Stock Agreement (the “Restricted Stock Vesting Period”), as set forth in this subsection 7(b). A Restricted Stock Agreement may also specify Designated Performance Criteria which must be satisfied within the Restricted Stock Vesting Period. Restricted Stock Vesting Periods shall be determined by the Committee in its discretion and may be accelerated or shortened by the Committee in its discretion, but shall not exceed ten years for full vesting. All shares of Restricted Stock shall become immediately and fully vested upon a Change in Control of the Company.

(c) Forfeiture of Restricted Stock. To the extent that the applicable Restricted Stock Vesting Period has not elapsed or the Designated Performance Criteria have not been satisfied, each share of Restricted Stock, subject to the discretion of the Committee, shall be forfeited immediately as of the date the Restricted Stockholder ceases to be an Eligible Participant for any reason.

(d) Restrictions on Transfer of Restricted Stock.

(i)	General Rule on Transfers of Restricted Stock. Restricted Stock may be transferred only if required by law. All Transfers of Restricted Stock not meeting the conditions set forth in this subsection 7(d) are expressly prohibited.

(ii)	Effect of Prohibited Transfer. Any prohibited Transfer of Restricted Stock is void and of no effect. Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 7(d), or exercise any other legal or equitable remedy.

(iii)	Escrow. The Committee may, in its discretion, require that the Restricted Stockholder deliver the certificate(s) for the Restricted Stock with a stock power executed in blank to the Secretary of the Company or his or her designee to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan. The certificate(s) may be held in escrow so long as the shares of Restricted Stock are subject to any restrictions under this Plan or under a Restricted Stock Agreement. Each Restricted Stockholder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable. The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto. The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

(e) Compliance with Law. Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state tax and securities laws.

(f) Stock Certificates. Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection 7(f) have been complied with.

(g) Other Provisions. The Restricted Stock Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, covenants not to compete, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

8. Terms of Stock Appreciation Right Agreements. Each issuance of Stock Appreciation Rights pursuant to this Plan will be evidenced by a Stock Appreciation Right Agreement between the Company and the Eligible Participant to whom such Stock Appreciation Rights are to be issued, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Each Stock Appreciation Right Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

(a) Covenants of Stock Appreciation Right Holder. Nothing contained in this Plan, any Stock Appreciation Right Agreement or in any other agreement executed in connection with the granting of Stock Appreciation Rights under this Plan will confer upon any Stock Appreciation Right Holder any right with respect to the continuation of his or her status as an employee or officer of the Company or its Subsidiaries.

(b) Stock Appreciation Right Vesting Periods. Except as otherwise provided herein, each Stock Appreciation Right Agreement will specify the period or periods of time within which each Stock Appreciation Right will first become exercisable (the “Stock Appreciation Right Vesting Period”). A Stock Appreciation Rights Agreement may also specify Designated Performance Criteria which must be satisfied within the Stock Appreciation Rights Vesting Period. Such Stock Appreciation Right Vesting Periods will be determined by the Committee in its discretion, and may be accelerated or shortened by the Committee in its discretion. All Stock Appreciation Rights shall become immediately and fully vested upon a Change in Control of the Company.

(c) Exercise of the Stock Appreciation Rights.

(i)	Mechanics and Notice. Stock Appreciation Rights may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Stock Appreciation Rights to be exercised, the date of the grant of the Stock Appreciation Rights to be exercised and the desired effective date of the exercise.

(ii)	Withholding Taxes. Upon the exercise of Stock Appreciation Rights, the Company shall withhold from any payment due to the Stock Appreciation Right Holder the amount of the Company’s tax withholding liability, if any, associated with such exercise. For purposes of this subsection 8(c)(ii), “tax withholding liability” will mean all federal and state income taxes, social security tax, Medicare tax and any other taxes applicable to the income arising from the transaction required by applicable law to be withheld by the Company.

(d) Appreciation Payable. Each Stock Appreciation Right shall entitle a Stock Appreciation Right Holder to the amount of appreciation, if any, equal to the excess of the SAR Value on the exercise date over the SAR Value on the date of grant. The total appreciation payable to a Stock Appreciation Right Holder shall equal the number of Stock Appreciation Rights being exercised, multiplied by the amount of appreciation per share of Stock determined under the preceding sentence.

(e) Payment of Appreciation. Within 5 business days following the exercise of Stock Appreciation Rights, the Company shall pay to the Stock Appreciation Right Holder cash in the amount of appreciation determined pursuant to subsection 8(d).

(f) Termination of Stock Appreciation Right. Except as otherwise provided herein, each Stock Appreciation Right Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Stock Appreciation Rights granted therein will be exercisable. To the extent not previously exercised, each Stock Appreciation Right will terminate upon the expiration of the Stock Appreciation Right Period specified in the Stock Appreciation Right Agreement; provided, however, that, subject to the discretion of the Committee, each Stock Appreciation Right will terminate, if earlier: (a) immediately upon the cessation of status as an Eligible Participant due to Cause; (b) 90 days after the date that the Stock Appreciation Right Holder ceases to be an Eligible Participant for any reason, other than Cause, death or Disability; or (c) one year after the date the Stock Appreciation Right Holder ceases to be an Eligible Participant by reason of such person’s death or Disability.

(g) Compliance with Laws. Notwithstanding any other provision of this Plan, Stock Appreciation Rights may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state tax and securities laws.

(h) Transferability of Stock Appreciation Rights. Stock Appreciation Rights will be subject to Transfer by the Stock Appreciation Right Holder only by will or the laws of descent and distribution.

(i) Other Provisions. The Stock Appreciation Right Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, covenants not to compete, rights of first refusal and other restrictions on Transfer of Stock Appreciation Rights granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

9. Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a merger, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

(a)	in the aggregate number of shares of Option Stock and Restricted Stock in the Option and Restricted Stock Pool;

(b)	in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Option granted hereunder;

(c)	in the number of Stock Appreciation Rights and the Fair Market Value of such Stock Appreciation Rights as of the date of grant;

(d)	in the exercise price of any rights of repurchase or of first refusal under this Plan; and

(e)	with respect to other rights and matters determined on a per share basis under this Plan or any associated Option Agreement, Restricted Stock Agreement or Stock Appreciation Right Agreement.

Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options, Restricted Stock and Stock Appreciation Rights then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

10. Proceeds from Sale of Option Stock. Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

11. Modification, Extension and Renewal of Options, Restricted Stock and Stock Appreciation Rights. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Option, Restricted Stock, or Stock Appreciation Right granted under this Plan, but in no event may the Committee change the Option Price as stated in the Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Option Agreement, if expressed as a percentage of Fair Market Value at the time of the grant or otherwise. Notwithstanding the foregoing, no modification of any Option, Restricted Stock or Stock Appreciation Right will, without the consent of the holder of the Option, Restricted Stock or Stock Appreciation Right, alter or impair any rights or obligations under any Option, Restricted Stock or Stock Appreciation Right previously granted under this Plan.

12. Amendment and Discontinuance. The Committee may amend, suspend or discontinue this Plan at any time, provided that:

(a) No such action may, without the approval of the stockholders of the Company, increase the maximum total number of shares of Option Stock and Restricted Stock that may be granted to an individual over the term of this Plan, change the definition of “Company Performance Criteria” as that term is used in this Plan, materially increase (other than by reason of an adjustment pursuant to Section 9 hereof) the aggregate number of shares of Option Stock and Restricted Stock in the Option and Restricted Stock Pool that may be granted pursuant to this Plan, materially increase the benefits accruing to Plan participants or materially modify eligibility requirements for participation in the Plan;

(b) No action of the Committee shall alter or impair any Option, Restricted Stock or Stock Appreciation Right previously granted or awarded under this Plan without the consent of such affected Optionee, Restricted Stockholder or Stock Appreciation Right Holder.

13. Plan Binding upon Successors. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Eligible Participants and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

14. Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to be exempt from short-swing profit liability. To the extent that any transaction made pursuant to the Plan may give rise to short-swing profit liability, the Committee may deem such transaction to be null and void, to the extent permitted by law and deemed advisable by the Committee.

15. Notices. Any notice to be given to the Company under the terms of an Option Agreement, Restricted Stock Agreement or Stock Appreciation Rights Agreement will be addressed to 375 North Willowbrook Road, Coldwater, Michigan 49036; Attention: President, or at such other address as the Company may designate in writing. Any notice to be given to an Optionee, Restricted Stockholder or Stock Appreciation Right Holder will be addressed to the address provided to the Company by the Optionee, Restricted Stockholder or Stock Appreciation Right Holder. Any such notice will be deemed to be given when deposited in the United States mail at a post office or branch post office regularly maintained by the United States Postal Service, with postage fully prepaid, enclosed in a properly sealed envelope, and addressed as required under this Section 15.

16. Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan.

17. Copies of Plan. A copy of this Plan will be delivered to each Optionee, Restricted Stockholder or Stock Appreciation Right Holder at or before the time he or she executes an Option Agreement, Restricted Stock Agreement or a Stock Appreciation Rights Agreement.

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Date Plan Adopted by Board of Directors: August 19, 2014